SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act
Date of Report: November 22, 2005
(Date of Earliest Event Reported)
Akorn, Inc.
(Exact Name of Registrant as Specified in its Charter)

Louisiana (State or other Jurisdiction of Incorporation)	0-13976 (Commission File Number)	72-0717400 (I.R.S. Employer Identification No.)
2500 MILLBROOK DRIVE
BUFFALO GROVE, ILLINOIS
(Address of principal executive offices)
(847) 279-6100
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):
☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities
     On October 20, 2005, Gulu Waney exercised warrants to purchase 100,000 shares of common stock of Akorn, Inc. (“we,” “our,” “us,” or “Akorn”) at an exercise price of $1.00 per share by providing us with notice of his election to exercise the cashless exercise option of such warrants. Election of the cashless exercise provision of the warrants reduced the number of shares of common stock that would otherwise be acquired upon the exercise of such warrants by 27,100 shares, an aggregate value of $99,999 as of the exercise date. In exchange for such reduction, and the aggregate value of the shares of common stock represented thereby, Mr. Waney was issued 72,900 shares of our common stock. The issuance of such shares was made as a private placement under Section 4(2) of the Securities Act of 1933, as amended.
     On October 25, 2005, SDS Capital Group SPC, LTD converted 4,000 shares of Series B 6.0% Participating Convertible Preferred Stock (“Series B Stock”) into 158,894 shares of our common stock at a conversion price of $2.70 per share of Series B Stock. The issuance of such shares was made as a private placement under Section 4(2) of the Securities Act of 1933, as amended.
     On November 22, 2005, AEG exercised warrants to purchase 50,000 shares of our common stock at an exercise price of $0.75 per share. The issuance of such shares was made as a private placement under Section 4(2) of the Securities Act of 1933, as amended.
     On November 29, 2005, Baystar Capital II, L.P. converted 2,000 shares of Series B Stock into 79,895 shares of our common stock at a conversion price of $2.70 per share of Series B Stock. The issuance of such shares was made as a private placement under Section 4(2) of the Securities Act of 1933, as amended.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

AKORN, INC.
By:	/s/ Jeffrey A. Whitnell
Jeffrey A. Whitnell
Chief Financial Officer, Treasurer and Secretary

Date: November 29, 2005